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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
OneWorld Systems, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-19899, 333-40999, and 333-44917 on Forms S-3 and S-8 of OneWorld Systems,
Inc. of our report dated May 18, 1998, except as to Note 10, which is as of June 18, 1998, relating to the consolidated balance sheets of OneWorld Systems, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, and the related schedule, which report appears in the March 31, 1998, annual report on Form
10-K of OneWorld Systems, Inc.

KPMG PEAT MARWICK LLP
Mountain View, California
June 29, 1998